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Exhibit 99.1

Media Relations Contacts:
Ellen Wolfe
Peregrine Systems, Inc.
(858) 720.5591
 ellen.wolfe@peregrine.com

Peregrine Systems® Completes Sale of Supply Chain Enablement Business

        SAN DIEGO, June 27, 2002—Peregrine Systems, Inc. (NASDAQ: PRGNE) announced today that it has completed the sale of its Supply Chain Enablement (SCE) business to Golden Gate Capital LLC, another step in the company's plan to strengthen its financial position and increase the focus on the Infrastructure Management market.

        The SCE business, which consists of certain assets and intellectual property rights from Peregrine's acquisitions of Harbinger Corp. and Extricity, Inc., sold for approximately $35 million in cash before transaction costs. Certain business integration technology acquired from Extricity and related to the Infrastructure Management business was retained by Peregrine and licensed to the SCE business. Cerberus Capital Management and Parallax Capital Partners participated with Golden Gate Capital in the transaction.

        "The sale of the Supply Chain Enablement business is consistent with our focus going forward to concentrate on Infrastructure Management, a large and growing market in which we are the recognized leader," said Gary Greenfield, CEO of Peregrine.

        Ken Sexton, Peregrine's CFO, added: "The proceeds from the sale of the Supply Chain Enablement business, along with the new loan facility completed in June, help put the company in a stronger financial position. We intend to closely review our options to ensure we are prepared to meet the company's ongoing cash needs."

About Peregrine

        Founded in 1981 and headquartered in San Diego, Peregrine is the leading provider of Infrastructure Management software. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets. In addition, its Employee Self Service solutions empower employees with anytime, anywhere access to enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. For more information, visit Peregrine's web site at www.peregrine.com.

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        Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other marks are the property of their respective owners.

Forward-Looking Statements

        This press release may contain forward-looking statements about Peregrine Systems' business, financial condition, operating results, or financial projections. These statements are based on management's beliefs and certain assumptions, estimates, and projections. As a result, they are subject to numerous risks and uncertainties. In particular, investors should consider the following in connection with the statements made:

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  Peregrine has announced it intends to restate its financial results for fiscal years 2000 and 2001 and the first three quarters of fiscal 2002. The company also has announced that its audit committee has commenced an internal investigation of its accounting practices, and the SEC has initiated its own formal investigation.

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  Since the announcement of the investigation and restatement, the company has been served with numerous shareholder lawsuits.

        The time required to complete the audit committee's investigation and for Peregrine to complete its audit will depend on the scope and magnitude of the accounting inaccuracies that are discovered. The company cannot estimate when it may file its Form 10-K for fiscal 2002. Uncertainties around the company's financial results and condition could cause customers to cancel, delay, or defer purchases of its products. Addressing these internal accounting issues and the pending litigation will also require substantial management time and attention, which may impair the company's relationships with customers, and result in substantial expense. As a result, the company's financial results may be adversely affected in future periods.

        Peregrine also recently announced the completion of a secured loan financing and the sale of one of its operating units. The company is attempting to improve its financial condition, but its efforts in this regard may not be successful.

        For more information about the risks and uncertainties facing Peregrine's business, please refer to the matters discussed in the company's recent Form 8-K filings and the discussion under the caption "Factors that may affect our future operating results" in the Form 10-K and Forms 10-Q filed with the Securities & Exchange Commission.

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  Exhibit 99.1
Peregrine Systems® Completes Sale of Supply Chain Enablement Business